Exhibit 99.1

The CMR Mortgage Fund II Newsletter

April 2008

California Mortgage and Realty, Inc.	62 First Street, Fourth Floor

Commercial Real Estate Financing Since 1958

San Francisco, California 94105

Manager of the CMR Mortgage Funds

Telephone (415) 974-1100 Fax 974-1143

Dear Investors:

CMR Mortgage Fund II (the “Fund” or “Fund II”) continues to be impacted by ongoing market disruptions and adverse economic conditions. The difficulties our borrowers have been experiencing – to make monthly interest payments, to sell or refinance their properties to pay off their loans, or to find a partner to help recapitalize their properties – are becoming our problems and our investors’ problems. Fund II has an increasing number of delinquent loans, bankruptcies, and foreclosures. These in turn may become Real Estate Owned (REO), which increase Fund expenses and do not generate income until sold. In present market conditions, sale of these properties is very difficult. We continue to work through these challenges and to market the properties taken back from borrowers. In the last weeks, we received offers on a few of these properties at acceptable prices, and we will hopefully be reporting successful closings in the months ahead.

It is not likely that cash distributions and redemptions of members’ capital will resume in the foreseeable future. There is little, if anything, that Fund II and the Manager (California Mortgage and Realty, Inc.) can do that is not being done. We continue to work hard dealing with these challenges and remain hopeful that eventually getting through the foreclosures and selling the foreclosed properties will generate the funds needed for the Fund to meet its obligations, to protect its interest in the loans, and to eventually resume distributions and redemptions.

In the Month Just Passed …

Fund II closed no new loans, received no payoffs, and paid no redemption requests. Redemptions and cash distributions of net income allocated to Members’ Capital accounts were suspended on March 31, 2008.

A series of foreclosure sales in early April resulted in the Fund owning another 20 properties as discussed below.

The Portfolio

At March 31st, the Fund had $108 Million of principal plus advances in 21 loans (including the borrowed $25 Million but not including interest and fees). In addition, the Fund owned the Victorville land and the acreage on I-805 in San Diego. Our average LTV ratios at year-end 2007 were as follows: 77% on commercial property (including multi-unit residential property, office buildings, industrial warehouse facilities and retail properties); 83% on residential property; 68% on land; and 68% on mixed-use property (a combination of commercial and/or residential and/or land).

At March 31st, twelve loans totaling $22.4 Million were current, including four loans for $8.6 Million bought by the Manager. Two loans for $12.0 Million were over 30 days late, and two loans for $48.9 Million were over 60 days late. The other five loans for $23.7 Million of principal plus advances were more than 90 days late and obviously merit further discussion.

•                                          Two loans totaling $10.6 Million, among four related loans totaling about $20 Million, secured by 22 improved properties (i.e., with buildings). On behalf of its Funds (which hold various interests in the four related loans), CMR completed foreclosures on 20 properties held by the common borrower, with two more sales to be set. CMR is in the process of evaluating each property and will move forward with listing and selling them. We will be taking loss reserves on some of these properties and may realize some losses on these loans.

•                                          One loan totaling nearly $8.0 Million of $31.5 Million lent on a 7,000 acre California foothill development project (Dyer Mountain) at a present LTV just over 60%. Fund II’s foreclosure sale was stopped by the borrower’s bankruptcy. The bankruptcy should resolve sooner rather than later because CMR Funds, including Fund II and direct investors, are the predominant and secured creditor and because the property produces no income.

•                                          $680,000 of $4.0 Million lent on five development parcels outside Lincoln, California. Two parcels are now owned by Fund II, another Fund, and direct investors. The other three parcels are protected by bankruptcy which should, again, resolve sooner rather than later. To be conservative, we are establishing a loss reserve of nearly $1.0 Million and intend to pursue a borrower’s personal guarantee, which is not factored into the potential liquidation value.

•                                          About $318,000 of a $3.7 Million loan, secured by six East Bay properties owned by a developer and his trusting kin. We foreclosed, they filed bankruptcies, and that’s where it stands.  However, we have established a specific reserve of approximately $750,000.

We also highlight an over-30 loan mentioned last month:

•                                          Royal Kunia Update: Just over $3.0 Million is secured by the Royal Kunia development near Honolulu, Hawaii, on which the total debt, including the senior lien, is approximately $98 Million (of which $18 Million sits in cash as pre-development reserves). Payments on the $55 Million senior lien are the major source of our cash flow problem. The property is being listed for sale with some potential buyers expressing interest. We are also working out a friendly transfer in lieu of foreclosure  with the borrower.

A Note on Earnings Swings:  Investors in the Fund reap the results of events in the month the events occur, which means that monthly earnings (and sometimes cash flow) can vary significantly.

•                                          Accrual accounting avoids avoidable earnings swings by counting earnings that are fairly certain to occur. A simple example is where a borrower misses one or two payments and then catches up.

•                                          We stop accruing income on a loan for any of several reasons discussed previously. Earnings stop in the month non-accrual is decided. For Royal Kunia, it was March.

•                                          In the event that a loan pays off, all of the income previously foregone is recognized at the time of the payoff, to the extent of the cash received.

•                                          Similarly, if we sell the property as an REO, the profit (if any) and capture of any unrecognized income produce a gain in the month that the sale of the REO is closed.

The foregoing descriptions don’t allow for further declines in values or unforeseen expenses, but neither do they allow for what we might achieve with improvements to the properties, by collecting on personal guarantees by the borrowers, or from potential profits on loans in default that have significant profit possibilities. They describe a fluid situation that will not end quickly. We do not expect significant improvement in the portfolio for the foreseeable future, but we will keep you informed.

A Path Taken

Bundling comparably underwritten commercial loans into Funds (such as yours) and commercial mortgage-backed securities has greatly increased access to this form of investment by private and institutional investors in recent years. This market became more competitive and began to show the effects of competition, good and bad.

By 2005-06, competition had pushed loan rates on buildings into the 9-9.5% range, and we foresaw Funds paying 5-7%. To maintain the targeted 9% return (through 2007 and, we hoped, beyond) without subprime LTVs, we chose to hold the line on rates – which meant lending on buildings only where the borrower would pay 12% or higher, and lending the rest at 13% on land development projects – believing you would come out ahead if we also held to lower land LTVs to factor in the longer holding times, inevitable market decline, and side effects.

Also, with what LTV would you prefer to enter a downturn?

90 – 100% LTV on homes has not worked well for the subprime lenders

65 – 75% LTV on buildings has its own risks

35 – 65% LTV on land does not sound so bad, although there is still no guarantee.

Consequently, the bulk of our portfolio is primarily secured by land at rates near 13%.

Where we chose to hold the line on rates and to emphasize lower LTV land loans, we also knew that lots of bumps can make a path unpleasant. So can business cycles. Looking at current circumstances, we would expect to own properties through a development cycle or even the entire business cycle before reaping our and your returns. If credit conditions were to loosen, some of our foreclosure properties could sell earlier rather than later.

We preferred that approach to capitulating pre-cycle to 6-7% as a maximum possibility from which we could only subtract. Instead, Fund II made distributions at 9% from inception in 2004 through 2007. The “credit crunch” inserted a complication whose severity we would prefer to have gauged better last fall. However, the Fund’s 9% distributions were bolstered by the Manager’s year-end actions: purchasing $6.2 Million of impaired loans, foregoing approximately $0.9 Million of the 2007 asset management fees and $0.3 Million of loan servicing fees that it was entitled to receive, paying a $0.6 Million payment on a note, and absorbing all $1.2 Million of Fund II’s additional operating expenses. But that was then.

Subsequent to year-end, the deterioration in Fund II’s operations accelerated with delinquencies, which represented 31% of the total balance of the loan portfolio at year-end, increasing to 78% of the loan portfolio at March 31, 2008.

Now Looking Ahead…

We still hope to produce satisfactory yields through the 2006-10 period on the assumption that the recession is not longer than that and the more critical assumption that we can get through this “credit crunch” without having to sell our loans or REOs at significant discounts. As implied by the Bulletin, the Manager and David Choo have undertaken significant efforts to provide liquidity to the Funds, yet those efforts and other challenges leave serious questions. We offer the following extract of Fund II’s April 15th filing with the Securities and Exchange Commission:

“In a Form 12b-25 filed by CMR Mortgage Fund II, LLC (“Fund II”) on April 1, 2008, Fund II reported that it was unable to file its Form 10-K for the fiscal year ended December 31, 2007 (the “2007 Form 10-K”) by the prescribed filing date without unreasonable effort or expense because it required additional time to finalize the collateral reviews and valuation analysis on its loan portfolio and real estate owned in order to ensure proper recognition of revenues, expenses and loan loss reserves requirements, in the face of the well-publicized decline in real estate values. The Form 12b-25 also reported that Fund II expected to file the 2007 Form 10-K by April 15, 2008 and that it was not anticipated that any significant change in results of operations from the corresponding period for the last fiscal year would be reflected by the earnings statement to be included in the 2007 Form 10-K. Such reports were made upon the belief that, despite the unprecedented turmoil in the mortgage and capital markets at the end of 2007 and into 2008, then projected loan loss reserves could be substantiated by existing Fund II records and that it would not be necessary to further increase the reserves in respect of Fund II loans. In the course of the review, it has been determined that current real estate market conditions dictate that new appraisals be obtained in respect of some of the properties securing Fund II loans and that additional loan loss reserves may be required.

“As previously reported, through 2007, Fund II made distributions to members at 9% of average members’ capital despite investment returns that were somewhat less than that level,  and prior to the third quarter honored substantially all requests for redemptions by members.  Fund II’s ability to make these distributions without impacting members’ capital at year end was supported by California Mortgage and Realty, Inc. (the “Manager”), which purchased $6.2 million in principal amount of impaired loans from Fund II and made a $0.6 million payment on a note the Manager had issued to Fund II in connection with a 2006 purchase of real estate upon which Fund II had foreclosed. During 2007, the Manager elected to forego approximately $0.9 million of the asset management fees and $0.3 million of loan servicing fees that it was entitled to receive. At year end, the Manager also absorbed all $1.2 million of Fund II’s additional operating expenses. Subsequent to year end, the deterioration in Fund II’s operations accelerated with delinquencies, which represented 31% of the total balance of the loan portfolio at year end, increasing to 78% of the loan portfolio at March 31, 2008.

“As the result of the turmoil in the capital markets and gridlock in the real estate markets during 2007 and into 2008, and despite these actions by the Manager, Fund II has incurred a significant decline in cash flow and loss of liquidity over a short period of time. With the sharp decline in interest payments and steep reduction in loan payoffs, additional sources of cash are required for Fund II to continue operations. Although the Manager believes that the markets will eventually stabilize and return to more traditional conditions, the turmoil in the industry appears to be much greater than a normal cyclical swing. As a result, Fund II is evaluating its loan portfolio as of December 31, 2007 for impairment. Once the evaluation is completed, Fund II may record additional provision to the loan loss reserve.

“The Manager’s support of Fund II operations and those of certain other entities it manages also exhausted the Manager’s liquid assets. The Manager services all the loans Fund II owns (and as such is responsible for collections of interest and principal, and maintaining the security supporting the loans) and provides or obtains administrative services on Fund II’s behalf, including accounting and legal services.

“Fund II and the Manager have taken the following actions:

•                            Commencing in January 2008, Fund II lowered its rate of distributions to the amount of monthly net income (as compared to the targeted return as was done in prior periods).

•                            On April 1, 2008, Fund II suspended indefinitely monthly distributions and members’ redemptions.

•                            On April 11, 2008, David Choo, the sole director of the Manager, executed a Contribution Agreement with Fund II and certain other entities that the Manager sponsors, pursuant to which Mr. Choo has agreed to use his diligent good faith and best efforts to sell or cause to be sold certain properties that he owns or controls and to contribute or advance $5.0 million to the Manager to be used to pay notes and other obligations the Manager has to Fund II and these entities. The agreement also commits Mr. Choo to fund an operating reserve at the Manager of at least $1.5 million to be used solely for the Manager’s overhead and operating costs. The agreement further provides that any net cash sales proceeds remaining be held by Mr. Choo or the Manager such that they remain available to the Manager and Fund II and these entities as reasonably required to pay Fund II’s and their current operating expenses and otherwise remain solvent. There can be no assurance that Fund II will receive all or any portion of this amount in a timely manner or at all, or even if such amount is received, that it will be sufficient to assure Fund II’s continued ability to operate. There can be no assurance that the Manager will receive all or any portion of this amount in a timely manner or at all, or even if such amount is received, that it will be sufficient to assure the Manager’s continued ability to operate.

“Fund II’s independent registered public accounting firm has indicated that it expects that the audit report on Fund II’s financial statements for 2007 will include a going-concern qualification indicating that the reduction in cash flows and the fact that the forbearance agreement in respect of the Wells Fargo Foothill loan, which is collateralized by the entire Fund II loan portfolio, has not been extended, causes substantial doubt about Fund II’s ability to continue as a going-concern.

“Fund II will continue to attempt to complete and file the 2007 Form 10-K as promptly as practicable; appraisals and audit procedures, may, however, require an additional approximately two to five weeks.”

Said another way:  It’s crunch time. Notwithstanding David Choo’s agreement, we have to handle the $25 Million lien. Beyond that, Fund II’s significant loss of liquidity over a short period of time and current lack of cash flow have resulted in substantial doubt about Fund II’s ability to meet its obligations as they come due without additional funding and/or without payoffs or sales which we do not now expect and/or without liquidating some asset(s) at reduced prices. You can go to the SEC website: http://sec.gov/edgar/searchedgar/companysearch.html to view Fund II’s complete April 15th filing.

Many, many actions are underway. We hope to offer a rosier report next month. For now, you’re getting the rest of the facts.

Sincerely,

David Choo	Craig Raymond
President	Senior Vice President
(From our informal Walnut Creek facility)

A Peek Ahead: We expect to mail the May newsletter by May 12th with detailed data, including April earnings and portfolio results, late-April events which offer breathing room, and 2007 adjustments which reflect retroactive loss provisions for the Fund.

This newsletter contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, which provides a “safe harbor” for statements about future events, products and future financial performance that are based on the beliefs of, estimates made by and information currently available to the Manager. The outcome of the events described in these forward-looking statements is subject to risks and uncertainties. Actual results and the outcome or timing of certain events may differ significantly from those projected in these forward-looking statements due to the factors listed under “Risk Factors” in Fund II’s registration statement on Form 10 and from time to time in our other filings with the SEC. For this purpose, statements concerning future liquidity, interest rates, availability of mortgage credit, and economic conditions and their effect on Fund II and its assets, trends in real estate markets in which Fund II does business, future loan payoffs, foreclosures and value recovered from property sales, estimates as to the allowance for loan losses and the valuation of real estate held for sale, Fund II’s growth and estimates of future member distributions or withdrawals, as well as actions expected to be taken by California Mortgage and Realty, Inc., as our Manager and David Choo, the sole director of our Manager; and any statements using the terms “believe,” “expect,” “expectation,” “anticipate,” “can,” “should,” “would,” “could,” “estimate,” “appear,” “based on,” “may,” “intended,” “potential, “are emerging” and “possible” or similar statements are forward-looking statements that involve risks and uncertainties that could cause our actual results and the outcome and timing of certain events to differ materially from those projected or management’s current expectations.  By making forward-looking statements, Fund II has not assumed any obligation to, and you should not expect Fund II to, update or revise those statements because of new information, future events or otherwise.